UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 21, 2006

KOHL’S CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-11084	39-1630919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Drive Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (262) 703-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On April 21, 2006, Kohl’s Department Stores, Inc. completed the previously announced sale of its proprietary credit card accounts to JPMorgan Chase.  The press release issued by Kohl’s on April 21, 2006 with respect to the completion of the transaction is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Under the Purchase and Sale Agreement, dated as of March 5, 2006 (the “Purchase Agreement”), Kohl’s sold to Chase all right, title and interest in its approximately 13 million proprietary credit card accounts and outstanding balances associated with those accounts for approximately $1.6 billion in cash.

In connection with the execution and delivery of the Purchase Agreement, Kohl’s entered into a Private Label Credit Card Program Agreement, dated March 5, 2005 (the “Program Agreement”), pursuant to which Chase will offer private label credit cards to new and existing customers of Kohl’s and Kohl’s will receive ongoing payments related to the profitability of the credit card program.  Kohl’s will continue to handle all customer service functions and will continue to be responsible for all advertising and marketing related to its credit card customers.  In addition, Kohl’s retained the option to repurchase the program assets from Chase upon expiration of the initial five year term or upon earlier termination of the Program Agreement.

The Purchase Agreement and Program Agreement were filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006.

Item 9.01.  Financial Statements and Exhibits.

(b)

Unaudited Pro Forma Consolidated Financial Statements

The following unaudited pro forma consolidated financial statements are based on the consolidated financial statements of Kohl’s adjusted to give effect to the sale of the credit card accounts and the Program Agreement.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and, therefore, are not necessarily indicative of the operating results and financial position that might have been achieved had the transactions occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position that may occur in the future.  The unaudited pro forma consolidated financial statements do not reflect the use of the net cash proceeds in the Company’s on-going operations or the effect on the Company’s future financial position, except where used to reduce short-term borrowings.  The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto in the Annual Report on Form 10-K for the fiscal year ended January 28, 2006.

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
For the 12 months ended January 28, 2006

	As Reported	Remove Historical Amounts		Proforma Adjustments		Proforma

Net sales	$ 13,402,217					$ 13,402,217
Cost of merchandise sold	$ 8,639,278					$ 8,639,278

Gross margin	$ 4,762,939					$ 4,762,939
Operating expenses:
Selling, general and administrative	$ 2,963,472	$ 133,256	2	$ (79,736)	4	$ 3,016,992
Depreciation and amortization	$ 338,916					$ 338,916
Preopening expenses	$ 44,370					$ 44,370

Total operating expenses	$ 3,346,758	$ 133,256		$ (79,736)		$ 3,400,278

Operating income	$ 1,416,181	$ (133,256)		$ 79,736		$ 1,362,661

Other expense (income):
Interest expense, net	$ 70,391	$ (3,419)	1			$ 66,972

Income before income taxes	$ 1,345,790	$ (129,837)		$ 79,736		$ 1,295,689
Provision for income taxes	$ 503,830	$ (49,078)	3	$ 30,140	3	$ 484,892

Net income	$ 841,960	$ (80,759)		$ 49,596		$ 810,797

Net income per share:
Basic	$ 2.45	$ (0.23)		$ 0.14		$ 2.36
	344,172	344,172		344,172		344,172
Diluted	$ 2.43	$ (0.23)		$ 0.14		$ 2.34
	346,772	346,772		346,772		346,772

1	To reflect the removal of interest expense related to the short-term bank credit facilities

2	To reflect the removal of the finance charge and late fee revenue and credit and collection expenses

3	Tax impact of adjustments

4	To reflect the payments earned under the program agreement entered into with Chase and to record the amortization of the deferred gain realized by the Company in connection with the transaction

KOHL'S CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Data)

	January 28, 2006	Proforma Adjustments		Proforma

Assets

Current assets:
Cash and cash equivalents	$ 126,839	1,678,400	1	$ 1,805,239
Short-term investments	160,077			160,077
Accounts receivable trade, net	1,652,065	(1,652,065)	2	(0)
Merchandise inventories	2,237,568			2,237,568
Deferred income taxes	23,677	(4,819)	5	18,858
Other	65,826			65,826

Total current assets	4,266,052	$ 21,516		4,287,568

Property and equipment, net	4,543,832			4,543,832
Favorable lease rights, net	212,380			212,380
Goodwill	9,338			9,338
Other assets	121,436			121,436

Total assets	$ 9,153,038	$ 21,516		$ 9,174,554

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 829,971			$ 829,971
Accrued liabilities	641,635	10,867	3	652,502
Income taxes payable	166,908	1,152	5	168,060
Current portion of long-term debt and capital leases	107,941			107,941

Total current liabilities	1,746,455	12,019		1,758,474

Long-term debt and capital leases	1,046,104			1,046,104
Deferred income taxes	217,801	(5,971)	5	211,830
Other long-term liabilities	185,340	15,468	4	200,808

Shareholders' equity:
Common stock-$.01 par value, 800,000 shares
authorized, 345,088 shares issued and outstanding	3,450			3,450
Paid-in capital	1,583,035			1,583,035
Retained earnings	4,370,853			4,370,853

Total shareholders' equity	5,957,338			5,957,338

Total liabilities and shareholders' equity	$ 9,153,038	$ 21,516		$ 9,174,554

1				To reflect the cash proceeds resulting from the transaction, assuming the transaction closed on January 28, 2006

2				To reflect the removal of assets of the Company's private label credit card business, including proprietary credit card receivable, the finance charge receivable and the related allowance for uncollectible accounts

3				To reflect the accrual of certain transaction costs and the current portion of the deferred gain

4				To record the long-term deferred gain realized by the Company in connection with the transaction

5				To record the impact on deferred taxes

(d)

Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 21, 2006

KOHL’S CORPORATION

By:  /s/ Richard D. Schepp

Richard D. Schepp

Executive Vice President

General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 21, 2006